UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 21, 2020

CITRIX SYSTEMS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	0-27084	75-2275152
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices) (Zip Code)

Telephone: (954) 267-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (seeGeneral Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.001 par value per share	CTXS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.

The information under this Item 2.02, including the earnings letter attached hereto as Exhibit 99.1, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

On October 22, 2020, Citrix Systems, Inc. (the “Company”) announced its financial results for the quarter ended September 30, 2020 by issuing an earnings letter. A copy of the earnings letter is attached hereto as Exhibit 99.1 and is incorporated into this Item 2.02 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2020, the Board of Directors (the “Board”) of the Company expanded the size of the Board from ten to eleven directors, and elected Mr. Robert E. Knowling, Jr., as a director of the Company, effective as of the same date. Mr. Knowling was also appointed as a member of the Compensation Committee of the Board.

As a result of his appointment to the Board, Mr. Knowling will be entitled to participate in the Company’s non-employee director compensation program (the “Program”). Pursuant to the Program, Mr. Knowling will be entitled to receive annual cash compensation of $70,000 for his service on the Board, as well as annual cash compensation of $15,000 for his service on the Compensation Committee. Additionally, pursuant to the Program and under the Company’s Second Amended and Restated 2014 Equity Incentive Plan, Mr. Knowling will be eligible to receive an annual grant of restricted stock units valued at $250,000 and vesting in full on the earlier of (i) the first anniversary of the date of grant or (ii) the day immediately prior to the Company’s next regular annual meeting of stockholders, subject to such director’s continued business relationship or other association with the Company through such vesting date. Mr. Knowling will be eligible to receive his first such annual grant of restricted stock units on the first business day of the month following the Company’s 2021 annual meeting of stockholders if he is re-elected to the Board at such annual meeting. In connection with his appointment, Mr. Knowling will receive an initial grant of restricted stock units in a pro-rated amount based on the time between Mr. Knowling’s date of appointment and the Company’s 2021 annual meeting of stockholders, which grant will be subject to vesting at the end of the current annual vesting period, subject to his continued business relationship or other association with the Company through such vesting date. The Company will also enter into an indemnification agreement with Mr. Knowling in substantially the same form entered into with the other directors of the Company.

There are no other arrangements or understandings between Mr. Knowling and any other person pursuant to which Mr. Knowling was selected as a director. Mr. Knowling is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A press release, dated October 22, 2020, announcing the election of Mr. Knowling as a director of the Company is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On October 22, 2020, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.35 per share. This dividend is payable on December 22, 2020 to all shareholders of record at the close of business on December 8, 2020. Future dividends will be subject to approval by the Company’s Board of Directors.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1+	Third Quarter Earnings Letter dated October 22, 2020 of Citrix Systems, Inc.

99.2*	Press Release dated October 22, 2020 of Citrix Systems, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Furnished herewith
*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Dated: October 22, 2020	By:	/s/ Antonio G. Gomes
	Name:	Antonio G. Gomes
	Title:	Executive Vice President, Chief Legal Officer and Secretary